Exhibit 21.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of October 5, 2017, Bioxytran, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Common Stock.

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 21.2 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of Nevada Business Corporation Act, for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 300,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 50,000,000 shares of series preferred stock, $0.001 par value per share (“Preferred Stock”). The outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Common Stock may act by unanimous written consent.

Listing

The Common Stock is traded on The OTCQB under the trading symbol “BIXT”